Exhibit 10.11

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of November 22, 2004 (this “Agreement”), is between CONCORD TECHNOLOGIES, LP, a Texas limited partnership (“Concord”), GEOSPACE ENGINEERING RESOURCES INTERNATIONAL, LP, a Texas limited partnership (“Engineering”), GEOSPACE TECHNOLOGIES, LP, a Texas limited partnership (“Geospace”), OYO INSTRUMENTS, LP, a Texas limited partnership (“Instruments”), and OYOG OPERATIONS, LP, a Texas limited partnership (“Operations”, and together with Concord, Engineering, Geospace and Instruments, the “Borrowers”), jointly and severally, and UNION PLANTERS BANK, N.A., a national banking association (“Lender”).

R E C I T A L S :

Borrowers have requested that Lender extend credit to Borrowers in the form of a revolving line of credit in the amount of $15,000,000.00 under which Borrowers may request (i) advances and (ii) letters of credit. Lender is willing to make such extensions of credit to Borrowers upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Advance” means an advance of funds by Lender to Borrowers pursuant to Article II.

“Advance Request Form” means a certificate, in substantially the form of Exhibit “K” hereto, properly completed and signed by an Authorized Representative requesting an Advance.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, including, (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or ten percent (10%) or more of the equity interest in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of voting shares or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests in such Person, and (c) any officer or director of such Person.

“Applicable Margin” means, for the Levels described below, the percentage amounts set forth below.

	Level I	Level II	Level III
LIBOR Margin	2.00%	1.75%	1.50%
Prime Rate Margin	-0.50%	-0.75%	-1.00%

Level I applies when the Debt Service Coverage Ratio is less than 1.25 to 1.00.

Level II applies when the Debt Service Coverage Ratio is greater than or equal to 1.25 to 1.00 but less than 1.75 to 1.00.

Level III applies when the Debt Service Coverage Ratio is greater than or equal to 1.75 to 1.00.

The applicable Level shall be adjusted, to the extent applicable, effective and applicable sixty (60) days after the end of each quarter (or, in the case of any change reflected by the audited financial statements delivered pursuant to Section 7.1(a), one hundred twenty (120) days after the end of any fiscal year) based on the Debt Service Coverage Ratio tested for the period ending on the last day of such quarter or such fiscal year, as applicable; provided that if Borrowers fail to deliver the financial statements required by Section 7.1(a) or (b), as applicable, or the related No Default Certificate required by Section 7.1(c) by the sixtieth (60th) day after the end of any quarter (or, if applicable, the one hundred twentieth (120th) day after the end of any fiscal year) Level I shall apply until such financial statements and No Default Certificate are delivered.

“Applicable Rate” means (a) during the period that an Advance is a Prime Rate Advance, the sum of the Prime Rate and the Prime Rate Margin from time to time in effect, and (b) during the period that an Advance is a LIBOR Advance, the sum of the LIBOR Rate and the LIBOR Margin from time to time in effect.

“Authorized Representative” means any officer or employee of Borrowers who has been designated in writing by Borrowers to Lender to be an Authorized Representative.

“Autopay Agreement” means that portion of the treasury management services agreements between Operations (and/or other Borrowers) and Lender,

which provides for the daily application of funds in the Deposit Account to the payment of the Advances and which may provide for the making of an Advance by writing a check on the Deposit Account.

“Borrowing Base” means, at any particular time, an amount equal to the sum of (a) eighty percent (80%) of Eligible Accounts, plus (b) fifty percent (50%) of Eligible Inventory, plus (c) eighty percent (80%) of Eligible Notes; provided, however, that the Eligible Inventory component of the Borrowing Base shall at no time be greater than fifty percent (50%) of the total Borrowing Base.

“Borrowing Base Certificate” means a certificate in the form of Exhibit “L” hereto, fully completed and executed by Borrowers.

“Business Day” means any day on which commercial banks are not authorized or required to close in Houston, Texas.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Closing Date” means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set forth in Section 5.1 have been satisfied.

“Collateral” has the meaning specified in Section 4.1.

“Commitment” means the obligation of Lender to make Advances and issue Letters of Credit hereunder in an aggregate principal amount at any time outstanding up to but not exceeding $15,000,000.00.

“Concord” has the meaning given to such term in the first paragraph of this Agreement.

“Continue”, “Continuation” and “Continued” shall refer to continuation pursuant to Section 3.7 of an Advance as an Advance of the same Type from one Interest Period to the next Interest Period.

“Contribution Agreement” means the Contribution Agreement executed by Guarantors in substantially the form of Exhibit “J” hereto, as the same may be amended, supplemented, or modified.

“Convert”, “Conversion” and “Converted” shall refer to a conversion pursuant to Section 3.7 or 3.8 of one Type of Advance into another Type of Advance.

“Current Assets” means, at any particular time, all amounts which, in conformity with GAAP, would be included as current assets on a consolidated balance sheet of Parent and its Subsidiaries.

“Current Liabilities” means, at any particular time, all amounts which, in conformity with GAAP, would be included as current liabilities on a consolidated balance sheet of Parent and its Subsidiaries.

“Current Maturities of Long Term Debt” means for Parent and its Subsidiaries, on a consolidated basis, the principal amount due and payable during the next succeeding twelve month period on Debt of Parent and its Subsidiaries for borrowed money which has a final maturity more than twelve months from the date of calculation.

“Current Ratio” means the ratio of Current Assets to Current Liabilities.

“Debt” means for any Person, without duplication, (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets (other than trade payables), (c) all Capital Lease Obligations, (d) all indebtedness under guaranties, endorsements, assumptions, or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (f) any obligation to redeem or repurchase any of such Person’s capital stock, warrants, or stock equivalents.

“Debt Service Coverage Ratio” means for Parent and its Subsidiaries, on a consolidated basis, as of any date (a) EBITDA for the period ended as of such date, divided by the sum of (b) Current Maturities of Long Term Debt as of such date, plus Interest Expense for the period ended as of such date. The Debt Service Coverage Ratio shall be calculated and tested as of the last day of each fiscal quarter of Parent on a cumulative basis for the four quarters ended as of such date.

“Default Rate” means a per annum rate of interest equal to the lesser of (a) the sum of the Prime Rate then in effect from day to day plus two percent (2.0%), but not less than seven percent (7.0%) per annum, or (b) the Maximum Rate.

“Deposit Account” means the depository account of Operations designated in the treasury management services agreement between Operations (and/or any other Borrower) and Lender as the account into which the proceeds of the Lockbox are to be deposited.

“Dollar,” “Dollars” and “$” means currency of the United States of America which is at the time of payment legal tender for the payment of public and private debts in the United States of America.

“Domestic Receivables” means accounts receivable of any Borrower which are owed by a Person that is a citizen of or organized under the laws of the United States of America or any State thereof and are not owed by a Foreign Person.

“EBITDA” means for Parent and its Subsidiaries, on a consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) depreciation and amortization for such period, plus (ii) Interest Expense for such period, plus (iii) Income Tax Expense for such period, plus (iv) non-cash charges for such period.

“Eligible Accounts” means the aggregate of all accounts receivable of Borrowers that satisfy the following conditions: (a) are due and payable within thirty (30) days; (b) have been outstanding less than one hundred twenty (120) days past the original date of invoice; (c) have arisen in the ordinary course of business from services performed by any Borrower to or for the account debtor or from the sale, lease or rental by any Borrower of goods in which one or more Borrowers had sole ownership where such goods have been shipped or delivered to the account debtor; (d) represent complete bona fide transactions which require no further act under any circumstances on the part of any Borrower to make such accounts receivable payable by the account debtor; (e) the goods the sale of which gave rise to such accounts receivable were shipped or delivered to the account debtor on an absolute sale basis and not on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding; (f) the goods the sale, lease or rental of which gave rise to such accounts receivable were not, at the time of sale thereof, subject to any Lien, except the security interest in favor of Lender created by the Loan Documents; (g) are not subject to any provisions prohibiting assignment or requiring notice of or consent to such assignment; (h) are subject to a perfected, first priority security interest in favor of Lender and are not subject to any other Lien; (i) are not subject to setoff, counterclaim, defense, allowance, dispute, or adjustment other than normal discounts for prompt payment, and the goods of sale, lease or rental which gave rise to such accounts receivable have not been returned, rejected, repossessed, lost, or damaged; (j) the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs; (k) are not evidenced by chattel paper or any instrument of any kind; (l) are Domestic Receivables or are Foreign Receivables and Lender has not delivered to any Borrower notice that either (i) such Foreign Receivables do not constitute Eligible Accounts or (ii) the accounts receivable of the Foreign Person who is the account debtor with respect to such Foreign Receivables do not constitute Eligible Accounts; (m) for accounts receivable which are owed by the United States of America or any department, agency, or instrumentality thereof, the Federal Assignment of Claims Act shall have been complied with; and (n) are not owed by an Affiliate of any Borrower other than OYO Japan. No account receivable owed by an account debtor to any Borrower shall be included as an Eligible Account if more than twenty percent (20%) of the balances then outstanding on accounts receivable owed by such account debtor and its affiliates to Borrowers have remained unpaid for more than one hundred nineteen (119) days from the dates of their original invoices. The amount of any Eligible Accounts owed by an account debtor to Borrowers shall be reduced by the amount of all “contra accounts” and other obligations owed by any Borrower to such account debtor. In the event that at any time the accounts receivable from any account debtor and its affiliates to Borrowers exceed twenty percent (20%) of the accounts receivable of Borrowers, the accounts receivable from such account debtor and its affiliates shall not constitute Eligible Accounts to the extent to which such accounts receivable exceed twenty percent (20%) of the accounts receivable of Borrowers; provided, however, that with respect to Persons which have been specifically approved by Lender, the twenty percent (20%) limitation contained in this sentence shall be a fifty percent (50%) limitation.

“Eligible Inventory” means, at any time, all inventory of raw materials, and finished goods then owned by (and in the possession or under the control of) any Borrower, located in the State of Texas, and held for sale or disposition in the ordinary course of any Borrower’s business, in which Lender has a perfected, first priority security interest, valued at the lower of actual cost or fair market value. Eligible Inventory shall not include (a) inventory consisting of work-in-process, (b) inventory that has been shipped or delivered to a customer on consignment, a sale or return basis, or on the basis of any similar understanding (c) inventory with respect to which a claim exists disputing any Borrower’s title to or right to possession of such inventory, (d) inventory that is not in good condition or does not comply with any applicable laws, rules, or regulations or the standards imposed by any governmental authority with respect to its manufacture, use, or sale, and (e) inventory that Lender, in its reasonable sole discretion, has determined to be unmarketable.

“Eligible Notes” means promissory notes executed by any Person to evidence such Person’s obligation to pay Borrower for the sale, lease or rental of goods or the provision of services by Borrower to such Person, (a) with respect to which there is no payment of principal or interest which has been outstanding more than ninety (90) days past the due date thereof and (b) which have been endorsed to Lender (in a manner satisfactory to Lender) and delivered to Lender.

“Engineering” has the meaning given to such term in the first paragraph of this Agreement.

“Environmental Laws” means any and all federal, state and local laws, regulations, and judicially enforceable requirements pertaining to occupational health and safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and all similar laws, regulations, and judicially enforceable requirements of any governmental authority or agency having jurisdiction over any Borrower, any Guarantor or any Subsidiary or any of their respective properties or assets, as such laws, regulations, and judicially enforceable requirements may be amended or supplemented.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations published thereunder.

“Event of Default” has the meaning specified in Section 10.1.

“Field Audits” means audits, verifications and inspections of the accounts receivable and inventory of Borrowers conducted by an independent third Person selected by Lender.

“Foreign Person” any Person organized under the laws of a jurisdiction located outside of the United States of America.

“Foreign Receivables” means accounts receivable of any Borrower which are owed by a Foreign Person.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Standards Board or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Geospace” has the meaning given to such term in the first paragraph of this Agreement.

“General Partner” means OYOG, LLC, a Delaware limited liability company, and its successors and assigns.

“Guarantors” means General Partner, Limited Partner and Parent.

“Guaranty-General Partner” means the Guaranty Agreement executed by General Partner in favor of Lender in substantially the form of Exhibit “G” hereto, as the same may be amended, supplemented or modified.

“Guaranty-Limited Partner” means the Guaranty Agreement executed by Limited Partner in favor of Lender in substantially the form of Exhibit “H” hereto, as the same may be amended, supplemented or modified.

“Guaranty-Parent” means the Guaranty Agreement executed by Parent in favor of Lender in substantially the form of Exhibit “I” hereto, as the same may be amended, supplemented or modified.

“Guaranty Agreements” means the Guaranty-General Partner, the Guaranty-Limited Partner and the Guaranty-Parent.

“Hazardous Substance” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed or regulated as a hazardous or toxic material under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Income Tax Expense” means for Parent and its Subsidiaries, on a consolidated basis for any period, all income taxes during such period, as determined in accordance with GAAP.

“Instruments” has the meaning given to such term in the first paragraph of this Agreement.

“Interest Expense” means for Parent and its Subsidiaries, on a consolidated basis, for any period, the sum of all interest expense paid or required by its terms to be paid during such period, as determined in accordance with GAAP.

“Interest Period” means with respect to any LIBOR Advance, each period commencing on the date such Advance is made or the date such Advance is Converted from an Advance of another Type or, in the case of each subsequent, successive Interest Period applicable to a LIBOR Advance, each period commencing on the last day of the immediately preceding Interest Period with respect to such LIBOR Advance, and in each case ending on the numerically corresponding day of the first, second or third month thereafter, as Borrowers may select as provided in Sections 2.5 or 3.7; provided, however, that (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month, (c) no Interest Period for any LIBOR Advance may extend beyond the Termination Date (and any proposed LIBOR Advance with an Interest Period which would extend beyond the Termination Date shall be a Prime Rate Advance maturing on the Termination Date), (d) no more than five (5) Interest Periods for the Advances shall be in effect at the same time and (e) no Interest Period shall have a duration of less than thirty (30) days, and, if the Interest Period for any LIBOR Advance would otherwise be a shorter period, such Advance shall be a Prime Rate Advance.

“Letter of Credit” means any letter of credit issued by Lender for the account of Borrowers pursuant to Article II.

“Letter of Credit Liabilities” means, at any time, the aggregate face amounts of all outstanding Letters of Credit.

“LIBOR Advances” means Advances the interest rate on which are determined on the basis of the rates referred to in the definition of “LIBOR Rate”.

“LIBOR Rate” means, for any LIBOR Advance, for any Interest Period therefor, the rate per annum offered for Dollar deposits in an amount comparable to the principal amount of such LIBOR Advance for a period of time equal to such Interest Period as of 11:00 A.M. City of London, England time two (2) London Business Days prior to the first date of such Interest Period as published in the Wall Street Journal (or any successor publication if the Wall Street Journal is no longer published) in the “Money Rates” Section (or such successor section). If a range of such rate is published “LIBOR Rate” shall mean the highest rate in such published range. If such rate is not available in the Wall Street Journal, then such offered rate shall be otherwise independently determined by Lender from an alternate, substantially similar independent source available to Lender and recognized in the banking industry.

“Lien” means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Limited Partner” means OYOG Limited Partner, LLC, a Nevada limited liability company, and its successors and assigns.

“Loan Documents” means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented.

“Lockbox” means P.O. Box 3049, Houston Texas 77253-3049.

“London Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by laws or executive order to close in the City of London, England.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, (b) the ability of Borrowers to pay the Obligations or the ability of any Borrower or any Guarantor to perform its respective obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or the rights or remedies of Lender hereunder or thereunder.

“Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the “Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to Lender for the purposes of determining the Maximum Rate, Lender elects to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right Lender may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

“Net Income” means, for Parent and its Subsidiaries for any period, the consolidated net income (or loss) of Parent and its Subsidiaries for such period, calculated in accordance with GAAP applied consistently.

“No Default Certificate” means a certificate in the form of Exhibit “M” hereto, fully completed and executed by Borrowers and Parent.

“Note” means the promissory note executed by Borrowers payable to the order of Lender, in substantially the form of Exhibit “A” hereto, and all extensions, renewals, and modifications thereof and all substitutions therefor.

“Obligations” means collectively (a) all obligations, indebtedness, and liabilities of Borrowers to Lender now existing or hereafter arising under this Agreement and the other Loan Documents (including, without limitation, all of Borrowers’ contingent reimbursement obligations in respect of Letters of Credit), and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof, and (b) the Rate Management Transaction Obligations.

“Operations” has the meaning given to such term in the first paragraph of this Agreement.

“Organizational Documents” means, for any Person, (a) the articles of incorporation and bylaws of such Person if such Person is a corporation, (b) the articles of organization and regulations of such Person if such Person is a limited liability company, (c) the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such Person is not a corporation, limited liability company or limited partnership.

“Parent” means OYO Geospace Corporation, a Delaware corporation, and its successors and assigns.

“Partners” means General Partner and Limited Partner.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

“Prime Rate” means, at any time, the rate of interest per annum then most recently published in The Wall Street Journal (or any successor publication if The Wall Street Journal is no longer published) in the “Money Rates” section (or such successor section) as the “Prime Rate.” If a range of prime interest rates per annum is so published, “Prime Rate” shall mean the highest rate per annum in such published range. If the definition of “Prime Rate” is no longer published in The Wall Street Journal (or any successor publication), “Prime Rate” shall mean, at any time, the rate of interest per annum then most recently established by Lender as its prime rate.

“Prime Rate Advances” means Advances that bear interest at rates based upon the Prime Rate.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between any Borrower and Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Rate Management Transaction Obligations” means any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of any Borrower to Lender arising under or in connection with any Rate Management Transaction.

“Ratio of Total Liabilities to Tangible Net Worth” means, as of any date, (a) (i) Total Liabilities minus (ii) Subordinated Debt divided by (b) (i) Tangible Net Worth plus (ii) Subordinated Debt.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented.

“Regulatory Change” means, with respect to Lender, any change after the date of this Agreement in United States federal or state laws or regulations (including Regulation D or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including Lender) of or under any United States federal or state laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means the aggregate maximum reserve percentages (including any marginal, special, supplemental or emergency reserves, and expressed as a decimal) established by the Federal Reserve Board or any other United States banking authority to which Lender is subject for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System). Such reserve percentages shall include, without limitation, those imposed under Regulation D of the Board of Governors of the Federal Reserve System.

“Security Agreement-Concord” means the Security Agreement executed by Concord in favor of Lender in substantially the form of Exhibit “B” hereto, as the same may be amended, supplemented or modified.

“Security Agreement-Engineering” means the Security Agreement executed by Engineering in favor of Lender in substantially the form of Exhibit “C” hereto, as the same may be amended, supplemented or modified.

“Security Agreement-Geospace” means the Security Agreement executed by Geospace in favor of Lender in substantially the form of Exhibit “D” hereto, as the same may be amended, supplemented or modified.

“Security Agreement-Instruments” means the Security Agreement executed by Instruments in favor of Lender in substantially the form of Exhibit “E” hereto, as the same may be amended, supplemented or modified.

“Security Agreement-Operations” means the Security Agreement executed by Operations in favor of Lender in substantially the form of Exhibit “F” hereto, as the same may be amended, supplemented or modified.

“Security Agreements” means the Security Agreement-Concord, the Security Agreement-Engineering, the Security Agreement-Geospace, the Security Agreement-Instruments and the Security Agreement-Operations.

“Subordinated Debt” means Debt of Parent or any of its Subsidiaries to any Person, the payment of which has been subordinated to the payment of the Obligations in a manner satisfactory to Lender and by a document satisfactory to Lender.

“Subsidiary” means any Person of which or in which Parent and its other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors or equivalent body of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

“SWBT” means Southwest Bank of Texas N.A., a national banking association, and its successors and assigns.

“Tangible Net Worth” means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders’ equity on a consolidated balance sheet of Parent and its Subsidiaries; provided, however, there shall be excluded therefrom (a) any amount at which shares of capital stock of Parent appear as an asset on Parent’s or any Subsidiary’s balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights, (d) deferred expenses,

(e) loans and advances to any stockholder, director, officer, or employee of Parent or any Subsidiary or any Affiliate, and (f) all other assets which are properly classified as intangible assets.

“Termination Date” means 11:00 a.m., Houston, Texas time on November 22, 2007, or such earlier date on which the Commitment terminates as provided in this Agreement.

“Total Liabilities” means, as of any date, all amounts which, in accordance with GAAP, would be classified as liabilities on a consolidated balance sheet of Parent and its Subsidiaries.

“Type” means the type of Advance (i.e. Prime Rate Advance or LIBOR Advance).

“Unmatured Event of Default” means the occurrence of an event or the existence of a condition which, with the giving of notice or the passage of time would constitute an Event of Default.

Section 1.2. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the Uniform Commercial Code as adopted by the State of Texas, unless otherwise defined herein, shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas.

ARTICLE II.

Advances and Letters of Credit

Section 2.1. Advances. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Advances to Borrowers from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the Commitment; provided that the aggregate amount of all Advances at any time outstanding shall not exceed the lesser of (a) the Commitment minus the outstanding Letter of Credit Liabilities or (b) the Borrowing Base minus the outstanding Letter of Credit Liabilities. Lender shall have no obligation to make any Advance if an Event of Default or an Unmatured Event of Default has occurred and is continuing. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrowers may borrow, repay, and reborrow hereunder.

Section 2.2. The Note. The obligation of Borrowers to repay the Advances shall be evidenced by the Note executed by Borrowers, payable to the order of Lender, in the principal amount of the Commitment.

Section 2.3. Repayment of Principal and Interest; Extension. (a) Accrued and unpaid interest on the Advances (and, therefore, Note) shall be due and payable as follows:

(i) in the case of each Advance which is a Prime Rate Advance, on the first day of each month, commencing December 1, 2004;

(ii) in the case of each Advance which is a LIBOR Advance, on the last day of each Interest Period therefor;

(iii) upon the payment or prepayment (mandatory or optional) of any Advance or the Conversion of any Advance (but only on the principal amount so paid, prepaid, or Converted); and

(iv) on the Termination Date.

(b) The principal of the Advances shall be due and payable on the Termination Date.

(c) Prior to the Termination Date, Lender will review such matters as it may deem appropriate in its sole discretion and may, in its sole and absolute discretion, determine whether to extend the Termination Date.

Section 2.4. Interest. The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Applicable Rate in effect from day to day, and each change in the rate of interest charged on the Advances shall become effective, without notice to any Borrower, on the effective date of each change in the Applicable Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Advances to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the Advances below the Maximum Rate until the aggregate amount of interest actually accrued on the Advances equals the amount of interest which would have accrued on the Advances if the interest rate specified in clause (b) preceding had at all times been in effect. If an Event of Default has occurred and is continuing, all principal of the Advances shall bear interest at the Default Rate.

Section 2.5. Requests for Advances. (a) As long as the provisions of the Autopay Agreement related to automatic advances are in effect, Advances which are Prime Rate Advances may be made as provided in the Autopay Agreement, and Borrowers shall not be required to request an Advance directly from Lender by means of an Advance Request Form.

(b) The provisions of this paragraph shall apply to all requests for Advances which are to be LIBOR Advances. The provisions of this paragraph shall also apply to Advances which are to be Prime Rate Advances if Borrowers so choose, or if the provisions of the Autopay Agreement related to automatic advances are not in effect, or if the Available Amount (as defined in the Autopay Agreement) is, or has been declared to be, equal to zero. Borrowers shall request each Advance by delivering to Lender an Advance Request Form (i) stating the amount of the Advance, (ii) stating the date on which Borrowers desire that the Advance be funded (provided that without any date specified, an Advance that is to be a Prime Rate Advance shall be funded on the next Business Day and an Advance that is to be a LIBOR Advance shall be funded on the succeeding third Business Day following such Advance Request Form), (iii) stating the Type of the Advance, and (iv) if such Advance is a LIBOR Advance, designating the Interest Period thereof. Such documents shall be delivered to Lender at least (i) one (1) Business Day before the date on which Borrowers desire that the Advance be funded in the case of each Advance which is to be a Prime Rate Advance and (ii) at least three (3) Business Days before the date on which Borrowers desire that the Advance be funded in the case of each Advance which is to be a LIBOR Advance; provided that no Advance which is a LIBOR Advance may be in an amount which is less that $500,000.00. Borrowers at any time may redesignate the amounts of, and Convert and Continue the Advances, but only to be effective from and after the end of the Interest Period therefor if an Advance is to be Continued as, or Converted from, a LIBOR Advance, and subject to the terms and provisions of this Agreement, including Sections 3.7, 3.8 and 3.9 hereof. Prior to making any Advance, Lender may require that Borrowers deliver a Borrowing Base Certificate dated a recent date acceptable to Lender evidencing that the amount of the outstanding Advances plus the requested Advance plus the Letter of Credit Liabilities is less than the lesser of (i) the Commitment or (ii) the Borrowing Base.

Section 2.6. Use of Proceeds. The proceeds of Advances shall be used to refinance existing indebtedness, for working capital purposes and for general corporate purposes.

Section 2.7. Mandatory Prepayment. If at any time the outstanding principal amount of the Advances plus the Letter of Credit Liabilities exceeds the Borrowing Base, Borrowers shall immediately prepay the outstanding Advances by the amount of the excess plus accrued and unpaid interest on the amount so prepaid or, if no (or insufficient) Advances are outstanding, Borrowers shall immediately pledge to Lender cash or cash equivalent investments in an amount equal to the excess as security for the Letter of Credit Liabilities.

Section 2.8. Letters of Credit. Subject to the terms and conditions of this Agreement, Lender agrees to issue one or more Letters of Credit for the account of Borrowers from time to time from the date hereof to and including the Termination Date;

provided, however, that the outstanding Letter of Credit Liabilities shall not at any time exceed the lesser of (a) the Commitment minus the outstanding Advances, or (c) the Borrowing Base minus the outstanding Advances. Each Letter of Credit shall have an expiration date which shall not be more than one year after the Termination Date. Each Letter of Credit shall be payable in United States dollars, shall support a transaction that is entered into in the ordinary course of any Borrower’s business, and shall otherwise be satisfactory in form and substance to Lender. No Letter of Credit shall require any payment by Lender to the beneficiary thereunder pursuant to a drawing prior to the end of the Business Day next following presentment of a draft and any related documents to Lender. Notwithstanding any provision of this Agreement to the contrary, in the event that any Borrower should request that Lender issue, and Lender should issue, a letter of credit, the face amount of which is fully secured by cash or cash equivalent securities acceptable to Lender, such letter of credit shall not constitute a Letter of Credit under this Agreement.

Section 2.9. Procedure for Issuing Letters of Credit; Fully Cash Secured Letters of Credit. Each Letter of Credit shall be issued upon receipt by Lender of written notice from an Authorized Representative requesting the issuance of such Letter of Credit, which notice shall be received by Lender at least three (3) Business Days prior to the requested date of issuance of such Letter of Credit. Such notice shall be accompanied by Lender’s standard application for issuance of Letters of Credit (commercial or standby) as then in effect and such other documents and instruments as Lender may require. Such notice and application (both front and back sides) may be sent by fax, provided that Borrowers hold Lender harmless with respect to actions taken by Lender based upon notices and applications sent by fax. Each request for a Letter of Credit shall constitute a representation by Borrowers to Lender as to each of the matters set forth in the Borrowing Base Certificate, including representations that (a) the sum of (i) the outstanding Advances plus (ii) the Letter of Credit Liabilities plus (iii) the face amount of the requested Letter of Credit does not exceed the lesser of the Borrowing Base or the Commitment, and (b) no Event of Default exists. Prior to Issuing any Letter of Credit, Lender may request a Borrowing Base Certificate from Borrowers dated of a recent date acceptable to Lender evidencing that the statements contained in the preceding sentence are correct.

Section 2.10. Payments Constitute Advances. Each payment by Lender pursuant to a drawing under a Letter of Credit shall constitute and be deemed an Advance by Lender to Borrowers under the Note and this Agreement as of the day and time such payment is made by Lender and in the amount of such payment.

Section 2.11. Letter of Credit Fees. Borrowers shall pay to Lender a letter of credit fee payable on the date each Letter of Credit is issued in an amount equal to the greater of (a) one percent (1.0%) per annum of the stated amount of such Letter of Credit for the period during which such Letter of Credit will remain outstanding, based on a 360 day year and the actual number of days to elapse, and (b) $250.00. In addition, Borrowers shall pay to Lender (a) at the time of issuance of any Letter of Credit, all out-of-pocket costs incurred by Lender in connection with the issuance of such Letter of Credit (b) upon the payment of any Letter of Credit, all applicable payment fees, and (c) upon the amendment (including the extension) of any Letter of Credit, all applicable amendment fees.

Section 2.12. Obligations Absolute. The obligations of Borrowers under this Agreement and the other Loan Documents, including without limitation the obligation of Borrowers to reimburse Lender for payment of drawings under any Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit or any other Loan Document, (b) the existence of any claim, set-off, counterclaim, defense or other rights which any Borrower, any Obligated Party or any other Person may have at any time against any beneficiary of any Letter of Credit, Lender, or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction, (c) if any statement, draft or other document presented under any Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect whatsoever, (d) payment by Lender under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit in a manner which is not material (but which in any event complies with the requirements of Section 5.108(a) of the Texas Uniform Commercial Code), (e) any amendment or waiver of, or any consent to departure from, any Loan Document or (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 2.13. Limitation of Liability. Borrowers assume all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither Lender or any of its officers, employees or directors shall have any responsibility or liability to any Borrower or any other Person for (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation (provided such documents are otherwise timely presented), or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit (provided such documents are otherwise timely presented), or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by Lender, (b) errors, omissions, interruptions or delays in transmission or delivery of any messages, (c) the validity, sufficiency or genuineness of any draft or other document, or any endorsement thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent or forged or any statement therein is untrue or inaccurate in any respect or (d) payment by Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit in a respect which is not material (but which in any event complies with the requirement of Section 5.108(a) of the Texas Uniform Commercial Code). Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, Lender shall be liable to Borrowers to the extent of any direct, but not consequential, damages suffered by Borrowers which Borrowers prove in a final nonappealable judgment were caused by (i) Lender’s willful misconduct or negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or (ii) Lender’s willful failure to pay under any Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit.

Section 2.14. Cash Deposit Prior to Termination Date. If Letters of Credit are to be outstanding after the Termination Date, not later than five (5) Business Days prior to the Termination Date, Borrowers will deposit with Lender cash, or pledge to Lender (in an manner satisfactory to Lender) cash equivalent investments or other collateral acceptable to Lender, or a combination thereof, in an amount equal to the sum of the face amounts of the Letters of Credit which will remain outstanding after the Termination Date.

Section 2.15. Provisions Regarding Electronic Issuance of Letters of Credit. Lender may adopt procedures pursuant to which Borrowers may request the issuance of Letters of Credit by electronic means and Lender may issue Letters of Credit based on such electronic requests. Such procedures may include the entering by Borrowers into the Letter of Credit Applications electronically. All the procedures, actions and documents referred to in the two preceding sentences are referred to as “Electronic Applications”. Subject in all respects to the provisions of Sections 2.12 and 2.13 hereof, Borrowers hold Lender harmless with respect to actions taken by Lender based upon Electronic Applications. Subject in all respects to the provisions of Sections 2.12 and 2.13 hereof (which provisions shall control and be given effect over any conflicting or inconsistent provisions contained in any Letter of Credit Application), Borrowers further agree to be bound by all the terms and provisions contained in the Letter of Credit Applications, including, without limitation, the terms and provisions of the Letter of Credit Applications contained on the reverse side of the paper copies thereof, including the release and indemnification provisions contained therein.

ARTICLE III.

Payments

Section 3.1. Method of Payment. All payments of principal, interest, and other amounts to be made by Borrowers under this Agreement, the Note or any other Loan Documents shall be made to Lender at its designated office, without setoff, deduction, or counterclaim in immediately available funds. Whenever any payment under this Agreement, the Note or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next Business Day, and interest shall continue to accrue during such extension.

Section 3.2. Voluntary Prepayment. Borrowers may prepay the Note in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid.

Section 3.3. Computation of Interest. Interest on the indebtedness evidenced by the Note shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day).

Section 3.4. Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or Lender’s commitment to issue Letters of Credit hereunder, and the result shall be to increase the cost to Lender of issuing or maintaining any Letter of Credit or its commitment to issue Letters of Credit hereunder or reduce any amount receivable by Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by Lender, Borrowers agree to pay to Lender from time to time as specified by Lender, such additional amounts as shall be sufficient to compensate Lender for such increased costs or reductions in amount. A statement in reasonable detail as to such increased costs or reductions in amount incurred by Lender, submitted by Lender to Borrowers, shall be conclusive as to the amount thereof, provided that the determination thereof is made on a reasonable basis.

Section 3.5. Joint and Several Obligations. The obligations of Borrowers under this Agreement shall be joint and several in all respects.

Section 3.6. Subrogation and Contribution. (a) If any Borrower makes a payment in respect of the Obligations, it shall be subrogated to the rights of Lender (or any other payee) against the other Borrowers, as appropriate, with respect to such payment and shall have the rights of contribution set forth below against the other Borrowers; provided that such Borrower shall not enforce its rights to any payment by way of subrogation or by exercising its rights of contribution until all the Obligations shall have been paid in full and Lender has no Commitment to make Advances or issue Letters of Credit hereunder. If any Borrower makes a payment in respect of the Obligations so that the amount of its then current Net Payments is less than the amount of its then current Contribution Obligation, any Borrower making such proportionately smaller payment shall, when permitted by the preceding sentence, pay to the other Borrowers an amount such that the Net Payments made by the Borrowers in respect of the Obligations shall be shared among the Borrowers pro rata in proportion to their respective Contribution Percentage. If any Borrower receives any payment by way of subrogation or contribution so that the amount of its then current Net Payments is greater than the amount of its then current Contribution Obligation, the Borrower receiving such proportionately greater payment shall, when permitted by the second preceding sentence, pay to the other Borrowers an amount such that the Net Payments received by the Borrowers shall be shared among the Borrowers pro rata in proportion to their respective Contribution Percentage. If any Borrower makes a payment in respect of the Obligations so that the amount of its then current Net Payments is greater than the amount of its then current Contribution Obligation, any Borrower making such proportionately larger payment shall, when permitted by the third preceding sentence, receive from the other Borrowers an amount such that the Net Payments made by the Borrowers in respect of the Obligations shall be shared amount the Borrowers pro rata in proportion to their respective Contribution Percentage, unless otherwise agreed to by the Borrowers.

(b) As used in this Section 3.6, the term “Contribution Obligation” shall mean an amount equal, at any time and from time to time and for each respective Borrower, to the product of (i) such Borrower’s Contribution Percentage, times (ii) the sum of all payments made previous to or at the time of calculation by all Borrowers in respect of the Obligations (less the amount of any such payments previously returned to any Borrower by operation of law or otherwise, but not including payments received by any Borrower by way of its rights of subrogation and contribution hereunder). Notwithstanding anything to the contrary contained in this Section or in this Agreement, no liability or obligation of any Borrower that shall accrue pursuant to this Agreement shall be paid nor shall it be deemed owed pursuant to this Agreement until all of the Obligations shall be paid in full and Lender shall have no Commitment to make Advances or issue Letter of Credit hereunder.

(c) As used in this Section 3.6, the term “Net Payments” shall mean an amount equal, at any time and from time to time and for each respective Borrower, to the difference of (i) the sum of all payments made previous to or at the time of calculation by such Borrower in respect of the Obligations and in respect of its obligations contained in this Agreement, less (ii) the sum of all such payments previously returned to such Borrower by operation of law or otherwise and including payments received by such Borrower by way of its rights of subrogation and contribution hereunder.

(d) As used in this Section 3.6, the term “Contribution Percentage” shall mean, for any applicable date as of which such percentage is being determined an amount equal to the quotient of (i) the Net Worth of such Borrower as of such date, divided by (ii) the sum of the Net Worth of all the Borrowers as of such date.

(e) As used herein, the term “Net Worth” shall mean for any Borrower, calculated on and as of any applicable date on which such amount is being determined, the difference between (i) the sum of all such Borrower’s property (other than its equity interest in another Borrower, at a fair valuation as of such date, minus (ii) the sum of all such Borrower’s debts, at a fair valuation as of such date excluding the Obligations.

Section 3.7. Conversions and Continuations. Borrowers shall have the right from time to time to Convert any Advance from one Type of Advance into another Type of Advance or to Continue any LIBOR Advance as a LIBOR Advance by giving Lender written notice at least one (1) Business Day before Conversion into a Prime Rate Advance and at least three (3) Business Days before Conversion into or Continuation of a LIBOR Advance, specifying (a) the Conversion or Continuation date, and (b) in the case of Conversions, the Type of Advance to be Converted into; provided that (w) no more than five (5) Interest Periods may be in effect for the LIBOR Advances at any time, (x) no LIBOR Advance may be in an amount which is less than $500,000.00, (y) a LIBOR Advance may only be Converted on the last day of the Interest Period therefor, and (z) except for Conversions to Prime Rate Advances, Lender shall have no obligation to make any Conversions while an Event of Default has occurred and is continuing. All notices under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Houston, Texas time on the day which is not less than the number of Business Days specified above for such notice. If Borrowers shall fail to give Lender the notice specified above for Continuation or Conversion of any LIBOR Advance prior to the end of the Interest Period with respect thereto, such LIBOR Advance shall automatically be Converted into a Prime Rate Advance on the last day of such Interest Period.

Section 3.8. Illegality, Impossibility, Regulatory Change and Compensation. In the event that (a) it becomes unlawful for Lender to honor its obligation to make LIBOR Advances hereunder or to maintain LIBOR Advances hereunder, (b) Lender determines that (i) quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” are not being provided in the relative amounts or for the relative maturities for determining the interest rates borne by the LIBOR Advances as provided in this Agreement or (ii) such quotations do not accurately reflect Lender’s costs in connection therewith, or (c) a Regulatory Change (including the imposition of a Reserve Requirement) occurs which changes Lender’s basis of taxation with respect to LIBOR Advances or imposes reserve, capital or other requirements with respect thereto, then Lender shall notify Borrowers of any such event. Following such notice, upon written notice to Borrowers showing the computation of such amounts in reasonable detail, Borrowers shall promptly pay to Lender such amounts as Lender may determine (which determination shall be conclusive provided such determination is made on a reasonable basis) to be necessary to compensate Lender for any increased costs incurred by Lender after such notice or decreases in amounts receivable by Lender after such notice which Lender determines are attributable to any event described in clauses (a), (b) or (c) above. For so long as such event or circumstance shall continue in effect, the obligation of Lender to make or Continue LIBOR Advances or to Convert Prime Rate Advances to LIBOR Advances shall terminate, and (i) all future Advances shall be Prime Rate Advances and (ii) all outstanding Advances which are LIBOR Advances shall be Converted to Prime Rate Advances on the last day of the current Interest Period therefor.

Section 3.9. Compensation for Prepayment or Failure to Borrow. Upon (a) any prepayment or Conversion of any LIBOR Advance on a day other than the last day of an Interest Period therefor or (b) the failure by Borrowers to borrow as provided in an Advance Request Form delivered to Lender, Convert or prepay a LIBOR Advance on any date required hereby, Borrowers shall pay to Lender a fee in an amount reasonably determined by Lender equal to funding losses actually incurred by Lender as a result of such event, but not more than one percent (1.00%) of the principal amount of the Advance times a fraction, the numerator of which is the number of days remaining in the Interest Period and the denominator of which is 365.

ARTICLE IV.

Collateral

Section 4.1. Collateral. To secure full and complete payment and performance of the Obligations, Borrowers shall execute and deliver or cause to be executed and delivered the documents described below covering the property and collateral described therein and in this Section 4.1 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”):

(a) Each Borrower shall grant to Lender a first priority security interest in all of its accounts, accounts receivable, general intangibles (but excluding patents, trademarks, trade names and other intellectual property), inventory, chattel paper, documents, instruments, deposit accounts and all investment property, cash and financial assets arising therefrom, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Security Agreement executed by such Borrower.

(b) Borrower shall execute and cause to be executed such further documents and instruments as Lender, in its sole discretion, deems necessary or desirable to evidence and perfect its liens and security interests in the Collateral. Borrower authorizes, directs and permits Lender to file Uniform Commercial Code financing statements with respect to the Collateral in such jurisdictions as Lender may desire.

Section 4.2. Setoff. Upon the occurrence of an Event of Default, Lender shall have the right to set off and apply against the Obligations in such a manner as Lender may determine, at any time and without notice to any Borrower, any and all deposits (general, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to any Borrower whether or not the Obligations are then due. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, to the rights of setoff) which Lender may have.

Section 4.3. Guaranty Agreements. Guarantors shall unconditionally and irrevocably guarantee payment and performance of the Obligations by execution and delivery of the Guaranty Agreements, respectively.

ARTICLE V.

Conditions Precedent

Section 5.1. Initial Extension of Credit. The obligation of Lender to make the initial Advance or issue the initial Letter of Credit is subject to the condition precedent that prior thereto Lender shall have received all of the documents set forth below in form and substance satisfactory to Lender.

(a) Certificate - Each Borrower. For each Borrower, a certificate of an officer of such Borrower acceptable to Lender certifying (i) resolutions of the General Partner which authorize the execution, delivery and performance by such Borrower of this Agreement and the other Loan Documents to which such Borrower is or is to be a party, and (ii) the names of the officers of such Borrower authorized to sign this Agreement and each of the other Loan Documents to which such Borrower is or is to be a party together with specimen signatures of such Persons.

(b) Organizational Documents - Each Borrower. The Limited Partnership Agreement of each Borrower and the Certificate of Limited Partnership of each Borrower certified by an officer of such Borrower acceptable to Lender.

(c) Governmental Certificates - Each Borrower. A certificate issued by the appropriate government official of the state of organization of each Borrower as to the existence of such Borrower.

(d) Certificate - Parent. A certificate of the Secretary or another officer of Parent acceptable to Lender certifying (i) resolutions of the board of directors of Parent which authorize the execution, delivery and performance by Parent of the Guaranty-Parent and the other Loan Documents to which Parent is or is to be a party, and (ii) the names of the officers of Parent authorized to sign the Guaranty-Parent and each of the other Loan Documents to which Parent is or is to be a party together with specimen signatures of such officers.

(e) Organizational Documents - Parent. The articles of incorporation and the bylaws of Parent certified by the Secretary or another officer of Parent acceptable to Lender.

(f) Governmental Certificates - Parent. Certificates issued by the appropriate government officials of (i) the state of incorporation of Parent as to the existence and good standing of Parent and (ii) the state of Texas as to the existence and good standing of Parent as a foreign corporation in such states.

(g) Certificate - Each Partner. A certificate of a Manager or another officer of each Partner acceptable to Lender certifying (i) resolutions of the Members of such Partner which authorize the execution, delivery and performance by such Partner of the Guaranty Agreement to which such Partner is a party and the other Loan Documents to which such Partner is or is to be a party, and (ii) the names of the Managers or other officers of such Partner authorized to sign the Guaranty Agreement to which such Partner is a party and the other Loan Documents to which such Partner is or is to be a party together with specimen signatures of such Persons.

(h) Organizational Documents - Each Partner. The articles of organization and the regulations of each Partner certified by a Manager or another officer of such Partner acceptable to Lender.

(i) Governmental Certificates - Each Partner. Certificates issued by the appropriate government officials of (i) the state of Delaware as to the existence and good standing of General Partner and (ii) the state of Nevada as to the existence and good standing of Limited Partner.

(j) Note. The Note executed by Borrowers.

(k) Security Agreements. The Security Agreements executed by Borrowers, respectively.

(l) Financing Statements. Uniform Commercial Code financing statements showing each Borrower as debtor.

(m) Guaranty Agreements. The Guaranty Agreements executed by Guarantors, respectively.

(n) Contribution Agreement. The Contribution Agreement executed by Borrowers and Guarantors.

(o) Treasury Management Services Agreements. Lender’s treasury management services agreements, including the Autopay Agreement, executed by Operations.

(p) Insurance Policies. Copies of all insurance policies or certificates therefor required by Section 7.5, together with loss payable endorsements in favor of Lender with respect to all insurance policies covering Collateral.

(q) UCC Search. A Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrowers in the office of the Secretary of State of Texas.

(r) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent incurred, have been paid in full by Borrowers.

(s) Additional Documentation. Such additional approvals, opinions or documents as Lender may reasonably request.

Section 5.2. All Extensions of Credit. The obligation of Lender to make any Advance or issue any Letter of Credit (including the initial Advance and the initial Letter of Credit) is subject to receipt by Lender of the items required by Section 2.5 or 2.9, as applicable, and such additional documents as Lender may reasonably request.

ARTICLE VI.

Representations and Warranties

To induce Lender to enter into this Agreement, each Borrower represents and warrants to Lender that:

Section 6.1. Existence. (a) Each Borrower (i) is duly formed and validly existing under the laws of the State of Texas, (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted and (iii) is qualified to do business in all jurisdictions where such qualification is required by law and where failure to so qualify might reasonably be expected to have a Material Adverse Effect. Each Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

(b) Each Subsidiary (i) is duly organized or formed, validly existing and (if applicable to its type of organization) in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted and (iii) is qualified to do business in all jurisdictions where such qualification is required by law and where failure to so qualify might reasonably be expected to have a Material Adverse Effect.

Section 6.2. Financial Statements. Borrowers have delivered to Lender audited consolidated financial statements of Parent and its Subsidiaries as at and for the fiscal year ended September 30, 2003, and unaudited consolidated financial statements of Parent and its Subsidiaries for the nine (9) month period ended June 30, 2004. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the consolidated financial condition of Parent and its Subsidiaries as of the respective dates indicated therein and the consolidated results of operations for the respective periods indicated therein. Neither Parent nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, material forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements. There has been no Material Adverse Effect since the effective date of the most recent financial statements referred to in this Section.

Section 6.3. Requisite Action; No Breach. The execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is or may become a party have been duly authorized by all requisite action on the part of such Borrower and General Partner and do not and will not violate or conflict with the Organizational Documents of such Borrower or General Partner or any law, rule or regulation or any order, writ, injunction, or decree of any court, governmental authority, or arbitrator, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except as provided in this Agreement) upon any of the revenues or assets of such Borrower or any Subsidiary pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement by which such Borrower or any Subsidiary or any of their respective properties is bound.

Section 6.4. Operation of Business. Each Borrower, each Guarantor and each Subsidiary possess all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted.

Section 6.5. Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any court, governmental authority, or arbitrator pending, or to the knowledge of any Borrower, threatened against or affecting any Borrower, any Guarantor or any Subsidiary, that would, if adversely determined, have a Material Adverse Effect. There are no outstanding judgments against any Borrower, any Guarantor or any Subsidiary.

Section 6.6. Rights in Properties; Liens. Each Borrower, each Guarantor and each Subsidiary have good and indefeasible title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the financial statements described in Section 6.2, and none of the properties, assets or leasehold interests of any Borrower, any Guarantor or any Subsidiary is subject to any Lien, except as permitted by this Agreement.

Section 6.7. Enforceability. This Agreement constitutes, and the other Loan Documents to which each Borrower is party, when delivered, shall constitute the legal, valid, and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability thereof may be limited by (i) bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights and (ii) by general principles of equity.

Section 6.8. Approvals. No authorization, approval, or consent of, and no filing or registration with, any court, governmental authority, or third party is or will be necessary for the execution, delivery, or performance by any Borrower of this Agreement and the other Loan Documents to which any Borrower is or may become a party or the validity or enforceability thereof.

Section 6.9. Debt. Neither any Borrower, any Guarantor nor any Subsidiary has any Debt except Debt to Lender and other Debt permitted pursuant to Section 8.1.

Section 6.10. Use of Proceeds; Margin Securities. Neither any Borrower, any Guarantor nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 6.11. ERISA. Each Borrower, each Guarantor and each Subsidiary have complied with all applicable minimum funding requirements of Section 302 of ERISA and all applicable and material requirements of Title IV of ERISA, and there are no existing conditions that would give rise to liability thereunder. No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that could reasonably be expected to result in the termination thereof by the Pension Benefit Guaranty Corporation or the appointment by the appropriate United States District Court of a trustee to administer such plan.

Section 6.12. Taxes. Each Borrower, each Guarantor and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales taxes, and have paid all of their liabilities for taxes, assessments, governmental charges, and other levies that are due and payable, and no Borrower knows of any pending investigation of any Borrower, any Guarantor or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of any Borrower, any Guarantor or any Subsidiary.

Section 6.13. Disclosure. There is no fact known to any Borrower which has a Material Adverse Effect, or which might in the future have a Material Adverse Effect that has not been disclosed in writing to Lender.

Section 6.14. Subsidiaries. Neither any Borrower nor any Guarantor has any Subsidiaries except as shown on the OYO Geospace Corporation Entity Structure Effective September 30, 2004 (the “Corporate Chart”) delivered by Borrowers to Lender. Each Borrower and each Guarantor owns the percentage of ownership interests in its Subsidiaries shown on the Corporate Chart.

Section 6.15. Compliance with Laws. Neither any Borrower, any Guarantor nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any court, governmental authority, or arbitrator. All inventory of Borrowers has been and will hereafter be produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. §§ 201-219), and the regulations promulgated thereunder.

Section 6.16. Compliance with Agreements. Neither any Borrower, any Guarantor nor any Subsidiary is in violation in any material respect of any material document, agreement, contract or instrument to which it is a party or by which it or its properties are bound.

Section 6.17. Environmental Matters. Each Borrower, each Guarantor and each Subsidiary, and their respective properties are in compliance with all applicable Environmental Laws and neither any Borrower, any Guarantor nor any Subsidiary is subject to any liability or obligation for remedial action thereunder. There is no pending or, to the knowledge of Borrowers, threatened investigation or inquiry by any governmental authority of any Borrower, any Guarantor or any Subsidiary, or any of their respective properties pertaining to any Hazardous Substance. Except in the ordinary course of business and in material compliance with all Environmental Laws, there are no Hazardous Substances located on or under any of the properties of any Borrower, any Guarantor or any Subsidiary. Except in the ordinary course of business and in material compliance with all Environmental Laws, neither any Borrower, any Guarantor nor any Subsidiary has caused or permitted any Hazardous Substance to be disposed of on or under or released from any of its properties. Each Borrower, each Guarantor and each Subsidiary have obtained all material permits, licenses, and authorizations which are required under and by all Environmental Laws.

Section 6.18. Solvency. Each Borrower and its Subsidiaries, on an individual and a consolidated basis, is not insolvent, each Borrower’s and its Subsidiaries’ assets, on an individual and a consolidated basis, exceed its liabilities, and no Borrower will be rendered insolvent by the execution and performance of this Agreement and the Loan Documents. Each Guarantor and its Subsidiaries, on an individual and a consolidated basis, is not insolvent, each Guarantor’s and its Subsidiaries’ assets, on an individual and a consolidated basis, exceed its liabilities, and no Guarantor will be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

Section 6.19. Investment Company Act. Neither any Borrower, any Guarantor nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.20. Partners. General Partner owns one percent (1%) of each Borrower and Limited Partner owns ninety-nine percent (99%) of each Borrower.

ARTICLE VII.

Affirmative Covenants

Borrowers covenant and agree that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrowers will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing.

Section 7.1. Reporting Requirements. Borrowers will deliver to Lender:

(a) Annual Financial Statements - Parent. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, beginning with the fiscal year ending September 30, 2004, a copy of the annual audited consolidated financial statements of Parent and its Subsidiaries for such fiscal year on SEC Form 10-K containing, on a consolidated basis, balance sheets, statements of income, statements of stockholders’ equity and statements of cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP, and audited and certified without qualification by independent certified public accountants of recognized standing acceptable to Lender.

(b) Quarterly Financial Statements - Parent. As soon as available, and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Parent, a copy of the consolidated financial statements of Parent and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, on SEC Form 10-Q, containing, on a consolidated basis, balance sheets, statements of income and cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP and reviewed by independent certified public accountants acceptable to Lender.

(c) No Default Certificate. Together with the financial statements delivered pursuant to Section 7.1(a) and (b), a No Default Certificate as of the last day of the fiscal quarter or year covered by such financial statements, in each case executed by an officer of Parent acceptable to Lender and containing detailed calculations of the covenants contained in Article IX.

(d) Borrowing Base Certificate. As soon as available, and in any event within sixty (60) days after the end of each fiscal quarter of each fiscal year of Borrowers, a Borrowing Base Certificate as of the last day of such fiscal quarter certified by an officer of each Borrower acceptable to Lender.

(e) Quarterly Accounts Receivable Reports. As soon as available, and in any event within sixty (60) days after the end of each fiscal quarter of each fiscal year of Borrowers, aged accounts receivable reports for Borrowers as of the last day of such fiscal quarter certified by an officer of each Borrower acceptable to Lender.

(f) Inventory Report. As soon as available, and in any event within sixty (60) days after the end of each fiscal quarter of each fiscal year of Borrowers, an inventory report as of the end of such fiscal quarter certified by an officer of each Borrower acceptable to Lender.

(g) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, affecting any Borrower, any Guarantor or any Subsidiary which if concluded adversely to such Person might reasonably be expected to have a Material Adverse Effect.

(h) Judgments. Within five (5) days of the rendering thereof, notice of any judgment against any Borrower, any Guarantor or any Subsidiary in an amount which is more than $25,000.00.

(i) Notice of Default. As soon as possible and in any event within five (5) days after the occurrence of each Event of Default and Unmatured Event of Default, a written notice setting forth the details of such Event of Default or Unmatured Event of Default and the action which Borrowers have taken and propose to take with respect thereto.

(j) Notice of Material Adverse Effect. As soon as possible, an in any event within five (5) days after any Borrower becomes aware thereof, notice of the occurrence of any event or the existence of any condition which might reasonably be expected to have a Material Adverse Effect.

(k) Proxy Statements, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by Parent or any Subsidiary to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by Parent or any Subsidiary within any securities exchange or the Securities and Exchange Commission or any successor agency.

(l) General Information. Promptly, such other information concerning any Borrower, any Guarantor or any Subsidiary as Lender may from time to time reasonably request.

Section 7.2. Maintenance of Existence; Conduct of Business. Each Borrower will preserve and maintain, and will cause each Guarantor and each Subsidiary to preserve and maintain, its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of its business.

Section 7.3. Maintenance of Properties. Each Borrower will maintain, and will cause each Guarantor and each Subsidiary to maintain, its assets and properties in good condition and repair, normal wear and tear excepted.

Section 7.4. Taxes and Claims. Each Borrower will pay or discharge, and will cause each Guarantor and each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither any Borrower, any Guarantor or any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge, which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established to the extent required by GAAP.

Section 7.5. Insurance. Each Borrower will maintain, and will cause each Guarantor and each Subsidiary to maintain, with financially sound and reputable insurance companies workmen’s compensation insurance, liability insurance, and insurance on its property, assets and business, all at least in such amounts and against such risks as are usually insured against by Persons engaged in similar businesses. Each insurance policy covering Collateral shall name Lender as lender loss payee and provide that such policy will not be cancelled without thirty (30) days prior written notice to Lender.

Section 7.6. Inspection; Field Audits. (a) At any reasonable time and from time to time and upon reasonable prior notice from Lender, each Borrower will permit, and will cause each Guarantor and each Subsidiary to permit, representatives of Lender:

(a) to examine and make copies of the books and records of, and visit and inspect the properties or assets of Borrowers, Guarantors and any Subsidiary and to discuss the business, operations, and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants, and

(b) to conduct Field Audits; provided that (i) Lender intends to conduct (A) a Field Audit prior to December 31, 2004, and (B) a Field Audit during each calendar year commencing with the calendar year beginning January 1, 2005, and (ii) Borrowers shall pay the cost of each Field Audit up to an amount equal to $3,500.00 per Field Audit.

Section 7.7. Keeping Books and Records. Each Borrower will maintain, and will cause each Guarantor and each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 7.8. Compliance with Laws. Each Borrower will comply, and will cause each Guarantor and each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders of any court, governmental authority, or arbitrator.

Section 7.9. Compliance with Agreements. Each Borrower will comply, and will cause each Guarantor and each Subsidiary to comply, in all material respects with all material agreements, contracts, and instruments binding on it or affecting its properties or business.

Section 7.10. Further Assurances. Each Borrower will execute and deliver, and will cause each Guarantor and each Subsidiary to execute and deliver, such further instruments as may be reasonably requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Lender in the Collateral.

Section 7.11. ERISA. Each Borrower will comply, and will cause each Guarantor and each Subsidiary to comply, with the minimum funding requirements of Section 302 of ERISA, and all other material requirements of Title IV of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 7.12. Continuity of Operations. Each Borrower will continue to conduct, and will cause each Guarantor to continue to conduct, its primary businesses as substantially conducted as of the Closing Date and to continue its operations in such businesses.

Section 7.13. Lockbox. (a) Each Borrower will cause the proceeds from the accounts receivable of such Borrower to be remitted by check to the Lockbox or by wire transfer to the Deposit Account. All collected funds with respect to acceptable checks received in the Lockbox shall be deposited into the Deposit Account and applied by Lender to the Obligations as provided in the treasury management services agreements between Lender and Operations (and/or any other Borrower).

(b) Each Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, the Deposit Account and in all cash, instruments, securities and funds on deposit therein, all interest and cash or other property received in connection therewith or in exchange therefor, and all proceeds of all of the above, now or hereafter existing, as additional collateral security for the Obligations.

ARTICLE VIII.

Negative Covenants

Borrowers covenant and agree that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrowers will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing.

Section 8.1. Debt. No Borrower will incur, create, assume or permit to exist, nor will it permit any Guarantor or any Subsidiary to incur, create, assume, or permit to exist, any Debt, except (a) Debt to Lender, (b) Debt of Borrowers, Guarantors and their Subsidiaries in an aggregate principal amount which does not exceed $3,000,000.00 outstanding at any time, (c) Debt described in Schedule 8.1(c), (d) Subordinated Debt, (e) accounts payable in the ordinary course of business, and (f) Debt arising from the endorsement of instruments for collection in the ordinary course of business.

Section 8.2. Limitation on Liens. No Borrower will incur, create, assume or permit to exist, nor will it permit any Guarantor or any Subsidiary to incur, create, assume or permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (a) Liens in favor of Lender, (b) purchase money Liens securing Debt permitted by Section 8.1(b), which Liens cover only the assets financed with the Debt permitted by Section 8.1(b), but not the Collateral or the machinery, equipment, furniture or fixtures of any Borrower, any Guarantor or any Subsidiary, (c) Liens on real property securing Debt permitted by Section 8.1(c), which Liens cover only the real property financed with the Debt permitted by Section 8.1(c), (d) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Borrower, any Guarantor or any Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use, (e) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith, and for which adequate reserves have been established, and (f) Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business.

Section 8.3. Negative Pledge on Equipment. No Borrower will incur, create, assume or permit to exist, nor will it permit any Guarantor or any Subsidiary to, incur, create, assume or permit to exist, any Lien upon any of the machinery and equipment of any Borrower, any Guarantor or any Subsidiary, or any portion thereof, whether now owned or hereafter acquired.

Section 8.4. Mergers, Acquisitions, Dissolutions and Disposition of Assets. No Borrower will, nor will it permit any Guarantor or any Subsidiary to, (a) become a party to a merger, consolidation, joint venture or other business combination (“Merger”) or purchase or otherwise acquire all or a substantial part of the assets of any Person (other than a Borrower or a Guarantor) or any shares or other evidence of beneficial ownership of any Person (other than a Borrower or a Guarantor) (“Acquisition”), unless (i) such Borrower, such Guarantor or such Subsidiary is the surviving Person to such Merger or Acquisition, (ii) no Event of Default or Unmatured Event of Default exists immediately prior to such Merger or Acquisition, and (iii) no Event of Default or Unmatured Event of Default would arise as a result of such Merger or Acquisition, (b) dissolve or liquidate, (c) sell, lease, assign, transfer or otherwise dispose of substantially all of its assets, except dispositions of inventory in the ordinary course of business, (d) amend its Organizational Documents, (e) create any new Subsidiary, or (f) enter into any agreement to do any of the foregoing; provided, however, notwithstanding the foregoing provisions of this Section 8.4 or any other provision of any Loan Document, Parent and its Subsidiaries may, on a consolidated basis, acquire or purchase a business or its assets involving cash and/or equity consideration totaling not more than $10,000,000.00 in any period of twelve (12) consecutive months.

Section 8.5. Restricted Payments. No Borrower will, nor will it permit Parent or any other Guarantor to, declare or pay any dividends or distributions (excluding distributions solely of capital stock or partnership interests) or make any other payment (in cash, property, or obligations) on account of its capital stock or partnership interests, as applicable, or redeem, purchase, retire, or otherwise acquire any of its capital stock, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock (excluding any net or cashless exercise of stock opinions). No Borrower will, nor will it permit any Guarantor other than Parent to, grant or issue any capital stock or any warrant, right, or option pertaining to its capital stock, or issue any security convertible into capital stock.

Section 8.6. Loans and Advances. No Borrower will make, nor will it permit any Guarantor or any Subsidiary to make, any advance, loan or extension of credit to any Person, including any other Borrower, Guarantor or Subsidiary or any employee, officer or director of any Borrower, any Guarantors or any Subsidiary; provided, however, that (a) any Borrower may make loans and advances to any other Borrower or Guarantor, (b) Parent and Borrowers may make loans and advances to their Subsidiaries in amounts which do not exceed $3,000,000.00 in the aggregate at any time, and (c) Parent and its Subsidiaries may make loans and advances to their employees, officers and directors in amounts which do not exceed $150,000.00 in the aggregate at any time.

Section 8.7. Investments. Other than investments permitted by Section 8.4, no Borrower will make, nor will it permit any Guarantor or any Subsidiary to make, any capital contribution to or investment in any Person in an aggregate amount which exceeds $2,000,000.00 during any fiscal year. No Borrower will purchase, or permit any Guarantor or any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of any Person, except (a) readily marketable direct obligations of the United States of America, (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition of Lender or any commercial bank operating in the United States having capital and surplus in excess of $100,000,000.00, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation (“S&P”) or Moody Investors Service (“Moody”), (d) investments in securities with maturity of one (1) year or less from the date of acquisition issued or fully guaranteed by the United States or any state, commonwealth or territory of the United States, or any political subdivision thereof, and rated at least “A” by S&P or Moody, (e) any money market or similar fund investing solely in the foregoing investments, and (f) investments made through Lender or its affiliates and approved by Lender.

Section 8.8. Compliance with Environmental Laws. No Borrower will, nor will it permit any Guarantor or any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Substance, except in the ordinary course of business and in compliance with all Environmental Laws, or (b) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law.

Section 8.9. Accounting. No Borrower will make, nor will it permit any Guarantor or any Subsidiary to make, any change in accounting treatment or reporting practices, except as allowed or required by GAAP.

Section 8.10. Subordinated Debt. No Borrower will pay, nor will it permit any Guarantor or any Subsidiary to pay, any Subordinated Debt except pursuant to the agreement pursuant to which the payment of such Subordinated Debt is subordinated to the payment of the Obligations.

Section 8.11. Change of Business. No Borrower will enter into, no will it permit any Guarantor or any Subsidiary to enter into, any type of business which is materially different from the business in which such Borrower, such Guarantor or such Subsidiary is presently engaged.

ARTICLE IX.

Financial Covenants

Borrowers covenant and agree that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrowers will observe and perform, and will cause Parent and its Subsidiaries to observe and perform, the financial covenants set forth below, unless Lender shall otherwise consent in writing.

Section 9.1. Tangible Net Worth. Parent will at all times maintain Tangible Net Worth in an amount not less than $48,000,000.00. Tangible Net Worth shall be calculated and tested quarterly as of the last day of each fiscal quarter of Parent.

Section 9.2. Current Ratio. Parent will at all times maintain a Current Ratio of not less than 1.50 to 1.00. The Current Ratio shall be calculated and tested quarterly as of the last day of each fiscal quarter of Parent.

Section 9.3. Ratio of Total Liabilities to Tangible Net Worth. Parent will at all times maintain a Ratio of Total Liabilities to Tangible Net Worth of not greater than .60 to 1.00. The Ratio of Total Liabilities to Tangible Net Worth shall be calculated and tested quarterly as of the last day of each fiscal quarter of Parent.

ARTICLE X.

Default

Section 10.1. Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Any Borrower shall fail to pay the Obligations or any part thereof when due and such failure shall continue for a period of five (5) days.

(b) Any representation or warranty made or deemed made by any Borrower or any Guarantor (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(c) Any Borrower or any Guarantor shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document and such failure shall continue for a period of twenty (20) days.

(d) Any Borrower, any Guarantor or any Subsidiary shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(e) An involuntary proceeding shall be commenced against any Borrower, any Guarantor or any Subsidiary seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

(f) Any Borrower, any Guarantor or any Subsidiary shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $25,000.00 against any of its assets or properties.

(g) Any Borrower, any Guarantor or any Subsidiary shall fail to satisfy and discharge promptly any final judgement or judgements against it for the payment of money in an aggregate amount in excess of $25,000.00.

(h) Any Borrower, any Guarantor or any Subsidiary shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Borrower, any Guarantor, any Subsidiary, or any Borrower or any Guarantor shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby.

(j) The occurrence or existence of any default, Event of Default or other similar condition or event (however described) with respect to any Rate Management Transaction.

Section 10.2. Remedies Upon Default. If any Event of Default shall occur, Lender may do any one or more of the following: (a) declare the outstanding principal of and accrued and unpaid interest on the Note and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrowers, (b) terminate the Commitment without notice to any Borrower, (c) foreclose or otherwise enforce any Lien granted to Lender to secure payment and performance of the Obligations, and (d) exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction by any of the Loan Documents, by equity or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 10.1(d) or Section 10.1(e), the Commitment shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Note and the other Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrowers.

Section 10.3. Cash Collateral. If any Event of Default shall occur, Borrowers shall, if requested by Lender, immediately deposit with and pledge to Lender, cash or cash equivalent investments in an amount equal to the outstanding Letter of Credit Liabilities as security for the Obligations. Such cash or cash equivalent investment shall bear interest while held by Lender and shall be released on the date on which (a) all Letters of Credit which were outstanding at the time of such Event of Default have expired by their own terms (and have not been extended by Lender) without being drawn, and (b) all the Advances representing drawings on Letters of Credit which were outstanding at the time of such Event of Default have been paid in full.

Section 10.4. Performance by Lender. If Borrowers shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents, Lender may perform or attempt to perform such covenant, duty, or agreement on behalf of Borrowers. In such event, Borrowers shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of Borrowers under this Agreement or any other Loan Document.

ARTICLE XI.

Miscellaneous

Section 11.1. Expenses of Lender. Borrowers hereby agree to pay Lender on demand (a) all reasonable costs and expenses incurred by Lender in connection with the preparation, negotiation, and execution of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the fees and expenses of Lender’s legal counsel, (b) all reasonable costs and expenses incurred by Lender in connection with the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of Lender’s legal counsel, and (c) all other reasonable costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes (other than income taxes and franchise taxes), assessments, filing fees, and other charges levied by any governmental authority or otherwise payable in respect of this Agreement or any other Loan Document or in obtaining any insurance policy, audit or appraisal in respect of the Collateral.

SECTION 11.2. INDEMNIFICATION. BORROWERS HEREBY INDEMNIFY LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) (COLLECTIVELY, “CLAIMS”) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY ANY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS SUBSTANCE LOCATED ON, WITHIN, OR MIGRATING FROM ANY OF THE PROPERTIES OR ASSETS OF ANY BORROWER OR ANY SUBSIDIARY, (E) ANY ACT OR OMISSION OF LENDER BASED UPON ANY FAX OR ELECTRONIC TRANSMISSION, OR (F) ANY MATTER RELATED TO ANY LETTER OF CREDIT, OTHER THAN A NON-CONFORMING LETTER OF CREDIT DRAWING PAID AS A RESULT OF LENDER’S ORDINARY NEGLIGENCE, INCLUDING, WITH RESPECT TO ALL OF THE ABOVE, ANY CLAIM WHICH ARISES AS A RESULT OF THE NEGLIGENCE OF LENDER; PROVIDED, HOWEVER, THAT BORROWERS’ INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 11.2 SHALL NOT APPLY TO THE EXTENT THAT THE CLAIMS ARISE AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDER.

Section 11.3. Limitation of Liability. Neither Lender nor any affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 11.4. No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 11.5. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender and Borrowers and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without prior written consent of Lender.

Section 11.6. Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrowers hereunder, the obligations of Borrowers under Sections 11.1 and 11.2 shall survive repayment of the Note and termination of the Commitment and the Letters of Credit.

Section 11.7. Amendment. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 11.8. Maximum Interest Rate. No provision of this Agreement or of any other Loan Document shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Documents or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither any Borrower nor the sureties, guarantors, successors, or assigns of any Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to Borrowers. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrowers and Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Note so that interest for the entire term does not exceed the Maximum Rate.

Section 11.9. Notices. All notices and other communications provided for in this Agreement and the other Loan Documents shall be in writing and may be telecopied (faxed), mailed by certified mail return receipt requested, or delivered to the intended recipient at the addresses specified below or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this Section.

If to any Borrower:	7007 Pinemont Drive
Houston, Texas 77040
Attention: Tom McEntire
Telephone No.: 713-986-4444
Fax No.: 713-986-4445

If to any Guarantor	7007 Pinemont Drive
Houston, Texas 77040
Attention: Tom McEntire
Telephone No.: 713-986-4444
Fax No.: 713-986-4445

If to Lender:	Union Planters Bank, N.A.
5005 Woodway Drive
Houston, Texas 77056
Attention: Edward K. Bowdon
Telephone No.: 713-426-7109
Fax No.: 713-426-7180

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy (fax), subject to confirmation of receipt, when personally delivered or, in the case of a mailed notice, three (3) Business Days after being duly deposited in the mail, in each case given or addressed as aforesaid; provided, however, that notices to Lender pursuant to Article II shall not be effective until received by Lender.

Section 11.10. Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas and it shall be performable for all purposes in Harris County, Texas. Except as provided in Section 11.20, any action or proceeding against any Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Harris County, Texas, and each Borrower hereby irrevocably submits to the nonexclusive jurisdiction of such courts and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Each Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its office specified in this Agreement. Except as provided in Section 11.20, nothing herein or in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against any Borrower or with respect to any of its property in courts in other jurisdictions. Except as provided in Section 11.20, any action or proceeding by any Borrower against Lender shall be brought only in a court located in Harris County, Texas.

Section 11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.12. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 11.13. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 11.14. Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

Section 11.15. Consent to Participations. Lender shall have the right at any time and from time to time to sell or transfer one or more participation interests in the Note and the indebtedness evidenced thereby to one or more purchasers (“Purchasers”), whether related or unrelated to Lender. Subject in all respects to the provisions of Section 11.16 of this Agreement, Lender may provide to any one or more Purchasers or potential Purchasers any information, financial statements, data or knowledge Lender may have about any Borrower or about any other matter relating to the Obligations. Borrowers further waive any and all notices of sale of participation interests and notices of repurchases of participation interests. In the event of any such sale by Lender of participation interests to a Purchaser, Lender’s obligations under the Loan Documents shall remain unchanged, Lender shall remain solely responsible to Borrowers for the performance of such obligations, Lender shall remain the owner and holder of the Note for all purposes under the Loan Documents, all amounts payable by Borrowers and Guarantors under this Agreement shall be determined as if Lender had not sold such participation interests, and Borrowers and Guarantors shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under the Loan Documents. Lender shall retain the sole right to approve, without the consent of any Purchaser, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any credit extension or Commitments in which such Purchaser has an interest which (i) forgives principal or interest, or reduces the interest rate or fees payable with respect to any such credit extension, (ii) extends the Termination Dates, postpones any date fixed for any regularly-scheduled payment of principal or interest on any credit extension or Commitment in which such Purchaser has an interest, or of any regularly-scheduled payment of fees on any such credit extension or Commitments, (iii) releases any Guarantor of any such credit extension, or (iv) releases all or substantially all of the Collateral. Borrowers agree that each Purchaser shall be deemed to have the right of setoff in respect of its participation interests in amounts owing under the Loan Documents to the same extent as if the amount of its participation interests were owing directly to it as Lender under the Loan Documents. Borrowers further agree that any Purchaser may enforce its interests irrespective of any claims or defenses that any Borrower may have against Lender.

Section 11.16. Confidentiality. Lender agrees to hold any confidential information which it may receive from any Borrower or any Guarantor pursuant to any Loan Document in confidence, except for disclosure (i) to legal counsel, accountants and other professional advisers to Lender, (ii) to regulatory officials, (iii) to any Person as required by law, regulation or legal process, (iv) to any Person in connection with any legal proceeding to which Lender is a party, and (v) as permitted by Section 11.17.

Section 11.17. Dissemination of Information. Each Borrower and each Guarantor authorizes Lender to disclose to any Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in Lender’s possession concerning the creditworthiness of Borrowers and Guarantors; provided that each Transferee and prospective Transferee first agrees in writing to be bound by Section 11.16 of this Agreement.

Section 11.18. Document Imaging. Borrowers understand and agree that (a) Lender’s document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (b) Borrowers waive any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

Section 11.19. ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN REPRESENT THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWERS:

CONCORD TECHNOLOGIES, LP

By:	OYOG, LLC,
its general partner

	By:	/s/ Thomas T. McEntire
Thomas T. McEntire
Vice President and
Chief Financial Officer

GEOSPACE ENGINEERING RESOURCES
INTERNATIONAL, LP

By:	OYOG, LLC,
its general partner

	By:	/s/ Thomas T. McEntire
Thomas T. McEntire
Vice President and
Chief Financial Officer

GEOSPACE TECHNOLOGIES, LP

By:	OYOG, LLC,
its general partner

	By:	/s/ Thomas T. McEntire
Thomas T. McEntire
Vice President and
Chief Financial Officer

OYO INSTRUMENTS, LP

By:	OYOG, LLC,
its general partner

	By:	/s/ Thomas T. McEntire
Thomas T. McEntire
Vice President and
Chief Financial Officer

OYOG OPERATIONS, LP

By:	OYOG, LLC,
its general partner

	By:	/s/ Thomas T. McEntire
Thomas T. McEntire
Vice President and
Chief Financial Officer

LENDER:

UNION PLANTERS BANK, N.A.

By:	/s/ Edward K. Bowdon
Edward K. Bowdon
Senior Vice President